Exhibit 3.16

Memorandum of Association

of
3091783 Nova Scotia Company

1.	The name of the Company is 3091783 Nova Scotia Company.

2.	There are no restrictions on the objects and powers of the Company and the Company shall expressly have the following powers:

(1)	to sell or dispose of its undertaking, or a substantial part thereof;

(2)	to distribute any of its property in specie among its members; and

(3)	to amalgamate with any company or other body of persons.

3.	The liability of the members is unlimited.

     I, the undersigned, whose name, address and occupation are subscribed, am desirous of being formed into a company in pursuance of this Memorandum of Association, and I agree to take the number and kind of shares in the capital stock of the Company written below my name.

/s/ Charles S. Reagh

Name of Subscriber: Charles S. Reagh
800-1959 Upper Water Street, Halifax, NS B3J 2X2
Occupation: Solicitor
Number of shares subscribed: One common share

TOTAL SHARES TAKEN: one common share

Dated this 4th day of August, 2004.

Witness to above signature:	/s/ Lori Euloth

Name of Witness: Lori Euloth
800-1959 Upper Water Street, Halifax, NS B33J 2X2
Occupation: Legal Assistant